Exhibit 10.1
Jones Lang LaSalle Incorporated Amended and Restated Severance Plan
Effective April 1, 2025
Introduction
Jones Lang LaSalle Incorporated (the “Company”) has established the Jones Lang LaSalle Incorporated Severance Pay Plan (the “Plan”) to enable the Company and its subsidiaries and certain affiliates that adopt the Plan with the Company’s consent to provide severance benefits to eligible employees in the event of certain involuntary terminations of employment. Severance benefits for eligible employees are determined exclusively under the Plan.
The Plan was originally established effective June 1, 1998. The effective date of the Plan, as amended and restated, is April 1, 2025 (“Effective Date”).
The Plan is a component of the Company’s Employee Benefits Plan (the “Benefits Plan”). This Plan document also constitutes the Summary Plan Description for the Plan and describes benefits available under the Plan and the situations in which those benefits may be reduced, delayed, forfeited, or denied, as well as the rights and responsibilities of Participants and the procedures and deadlines for filing a claim or appeal and taking legal action against the Plan and its fiduciaries.
The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA. The Plan has no trustee and is administered by the Administrator.
Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.

SECTION 1.    DEFINITIONS
“Administrator” means the Chief Human Resource Officer of Jones Lang LaSalle Incorporated.
“Affiliate” means any business entity in which the Company does not own more than 50% of the voting stock, but which exists to spend all or a substantial part of its time to service the Company or its subsidiaries.
“Annual Rate of Base Pay” is calculated by multiplying the Participant’s regular hourly rate by 2080.
“Cause,” as determined in the Company’s sole discretion, is defined as: (i) violations of the Company’s policies or Code of Ethics; (ii) willful or grossly negligent misconduct; (iii) failure to perform in good faith or otherwise breach the Employee’s duties as an employee of the Company; (iv) fraud, embezzlement, theft, falsification of documents, use or distribution on premises of illegal drugs, refusal to cooperate with an investigation, criminal activity, or any other similar dishonest conduct.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Company” means Jones Lang LaSalle Incorporated, or any successor by merger, acquisition, or otherwise.
“Eligible Employee” shall have the meaning set forth in Section 2.1.
“Employer” means the Company, Jones Lang LaSalle Americas, Inc., LaSalle Investment Management, Inc., and any other Subsidiary or Affiliate that adopts the Plan with the consent of the Company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Full Year of Continuous Service” means a period of twelve (12) consecutive months of service, measured from the Participant’s last date of hire by an Employer. No fractional years of service are counted for purposes of the Plan. A Participant’s service remains “continuous” despite a break in service provided: (1) the break was due to a Severance Eligible Event, (2) there is only one break in service and it is less than twelve (12) months, and (3) the Participant repays any severance benefits already paid by the Employer attributable to the service before the break. Generally, Full Years of Continuous Service before and after such a break in service shall be counted in the Participant’s total number of Full Years of Continuous Service, but if the Participant does not repay severance benefits paid by the Employer attributable to the service before the break, only Full Years of Continuous Service after the break shall be counted.
“GEB Participant” means a member of the Company’s Global Executive Board, including but not limited to: the Global Chief Executive Officer, Global Chief Financial Officer, the Global Chief Human Resources Officer, and the Chief Executive Officers of each of the Company’s four primary operating units: (1) Capital Markets Services, (2) Leasing Advisory, (3) Real Estate Management Services, and (4) Software and Technology Solutions whose employment is involuntarily terminated. For provisions specific to GEB Participants, see Appendix A.
“Modified Participant” means a Regular Employee in the Global Career Framework Banding Levels of I4-I5, M4-M5 and L1-L4 whose involuntary termination is not the result of a Severance Eligible Event. For provisions specific to Modified Participant, see Appendix B.
“Participant” means an Eligible Employee of an Employer who becomes entitled to benefits under the Plan as a result of a Severance Eligible Event.
“Pay” means (1) for a salaried employee, such employee’s regular annual base salary (excluding any target bonus and/or value-added compensation, cost of living adjustment, or any other additional compensation), or (2) for an hourly employee, such employee’s Annual Rate of Base Pay. Pay rates will be the rates in effect on a Participant’s last date of employment with an Employer.
“Plan” means the Jones Lang LaSalle Incorporated Severance Pay Plan, as amended from time to time.

“Plan Year” means the 12-month period beginning on January 1 and ending on the following December 31.
“Regular Employee” means an individual who (1) is classified as an employee on an Employer’s payroll records, (2) is eligible to be covered under the Employer’s medical benefit plan, (3) spends all or substantially all of such individual’s time on Employer matters, and (4) is not covered by a written employment or severance agreement (unless that agreement specifically provides for participation in this Plan).
“Severance Eligible Event” shall have the meaning set forth in Section 2.3.
“Severance Period” means the number of weeks for which Enhanced Severance Pay is payable, even if paid in a lump sum.
“Subsidiary” means any business entity of which the Company, directly or indirectly, owns more than 50% of the voting stock.
"Termination Date" is the last official workday for which the Participant receives pay for service with an Employer and specifically excludes any period during which a Participant receives Severance Pay.
“Variable Compensation Program” means a program that provides a bonus or commission opportunity to an employee after termination of employment that is based on a percentage of revenue an Employer earns and collects for transactions or assignments.
“Weekly Base Salary” is calculated by dividing the Participant’s annualized Pay by 52 weeks.

SECTION 2.    ELIGIBILITY
2.1    Participants.
Subject to the conditions and limitations of the Plan, an employee of the Company is eligible to participate in the Plan if the employee is classified as a Regular Employee, subject to the exceptions below in Section 2.2, whose employment with an Employer is involuntarily terminated for reasons described in Section 2.3 (an “Eligible Employee”). The Plan also applies to GEB Participants pursuant to Appendix A and Modified Participants pursuant to Appendix B.
2.2    Ineligible Employees.
Employees in the following classifications are ineligible to participate in the Plan:
(a)    employees covered by a collective bargaining agreement;
(b)    employees covered by an individual employment or engagement agreement, unless the agreement specifically provides for participation in the Plan;
(c)    except in the case of GEB Participants, employees who perform all or most of their services outside of the United States;

(d)    temporary employees;
(e)    individuals classified by an Employer as independent contractors, qualified real estate agents, statutory non-employees, or leased employees;
(f)    employees in any job band (including, but not limited to, employees in the M-Band) who are compensated under a variable compensation program, meaning they are eligible to receive bonus or commission after termination of employment based on a portion of revenue that an Employer earns and collects for transactions or assignments; and
(g)    any person who the Company determines, in its sole discretion, is not a common law employee for purposes of withholding federal income and employment taxes, whether or not any such person is later determined to have been a common law employee and regardless of any contrary governmental or judicial determination or holding relating to such status or tax withholding.
The determination of whether an employee is eligible or ineligible shall be made by the Company, in its sole discretion, and such determination shall be binding and conclusive on all persons.
2.3    Severance Eligible Event.
An Eligible Employee, as determined in accordance with Section 2.1 and 2.2 above, becomes a Participant in the Plan on the date the employee is notified by an Employer that such employee’s employment is involuntarily terminated for one or more of the following “Severance Eligible Events”:
(a)    job elimination;
(b)    permanent reduction in workforce; or
(c)    permanent shut down of all or part of a facility, department or subdivision.
2.4    Conditions of Ineligibility.
An otherwise Eligible Employee is not eligible for severance benefits under the Plan in the following circumstances, as determined by the Administrator in the Administrator’s sole discretion:
(a)    employment terminates by reason of discharge for Cause, as determined in the sole discretion of the Administrator;
(b)    employment terminates involuntarily as a result of poor performance, as determined by the Administrator;
(c)    at the time of the Severance Eligible Event, the employee is receiving disability benefits or workers' compensation. However, if the employee is released to return to work from a protected leave and cannot be returned due to a Severance Eligible Event, the employee will become eligible for severance benefits under the Plan, which will be offset by the net of any salary continuation received from the targeted date of termination through the conclusion of the leave of absence;
(d)    on or before the employee’s Termination Date, the employee is offered a reasonably comparable position (regardless of whether the employee accepts the position) with an Employer, a Subsidiary, an Affiliate, a client or a company that takes over a client assignment an Employer lost, or a company to whom an Employer outsources that position (For purposes of this provision, “reasonably comparable” means comparable in salary, responsibility, and location as determined in the sole discretion of the Administrator.);
(e)    on or before the employee’s Termination Date, the employee accepts a position with the same or another Employer, a Subsidiary, an Affiliate, a client, a company that takes over a client assignment that the Employer lost, or a company to whom an Employer outsources that position;
(f)    the employee has not remained employed with an Employer until the Termination Date, including, but not limited to, in the event of the employee’s death or voluntary termination, regardless of whether an advance announcement was made before the Severance Eligible Event;
(g)    the Plan is terminated, whether or not the Company provided prior notice concerning the termination of the Plan;
(h)    an employee’s employment is terminated in conjunction with the sale or transfer (whether of stock or assets) of all or any part of the business of an Employer;
(i)    employment with an Employer in a position relating to Property Management, Integrated Facility Management (“IFM”) or Mobile Engineering Services (“MES”), (including, without limitation, Facility Manager, Assistant Facility Manager, Property Manager, Assistant Property Manager, Mobile and Static Engineers, account finance and administrative staff) terminates involuntarily as a result of the loss of all or a part of a Property Management, IFM or MES assignment, as determined in the sole discretion of the Administrator. However, an employee may be eligible for severance benefits under the Plan to the extent the client has agreed in writing to reimburse an Employer for such severance benefits, as determined in the Administrator’s sole discretion.
For purposes of this paragraph, loss of a Property Management, IFM or MES assignment includes a termination by a client or the resignation or relinquishment by an Employer of all or part an assignment. For employees who work on more than one assignment, this provision is triggered when the termination results from the loss of any one of the assignments;
(j)    an employee is terminated after a client of an Employer requests that the employee cease providing services at the client’s premises or on the client account; and

(k)    except as provided in Appendix A in the case of a GEB Participant, an employee is entitled to severance benefits under any other plan, program or arrangement maintained by an Employer.

SECTION 3.    PLAN BENEFITS
3.1    Base Severance Pay.
Employer provides two-weeks’ notice of a termination arising from a Severance Eligible Event, or two-weeks’ base salary as Base Severance if notice is not provided. If payable, Base Severance is calculated by multiplying the Participant’s Weekly Base Pay by a factor of two.
3.2    Enhanced Severance Pay.
Subject to Section 4.6, in addition to Base Severance Pay pursuant to Section 3.1, a Participant who satisfies all of the conditions of the Plan (specifically including executing and not revoking the Release described in Section 4.1) is entitled to Enhanced Severance Pay in an amount determined by multiplying the Participant’s number of Full Years of Continuous Service, times the applicable multiplier from the table below, times the Participant’s Weekly Pay. The result may not be less than the minimum number of months of pay as set forth in column (c) and may not exceed the maximum number of months of pay as set forth in column (d) of the following table:

(a) Position Level – Global Career Framework Banding Level	(b) Multiplier (Applicable to Participant’s Weekly Pay x Full Years of Continuous Service)	(c) Minimum Months of Pay	(d) Maximum Months of Pay
I4-I5, M4-M5, L1-L4, P6	3	6 Months	15 Months
M1-M3, P5	2	1 Month	9 Months
Exempt Staff: P2-P4, (may also include P1)	1	1 Month	6 Months
Non-Exempt Staff: P1, S1-S5, B1-B5, O1-O5	1	1 Month	2Months

3.3 Enhanced Severance Benefits.
In addition to Base Severance and Enhanced Severance Pay, the following Enhanced Severance Benefits are provided:
(a)    Benefit Continuation. If the Participant is eligible for, and timely and properly elects, health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Participant is eligible for a COBRA reimbursement payment of the actual cost of the Employer’s contribution of such coverage until the earlier of: (i) the date that the Participant becomes covered under another group plan or Medicare; (ii) the last day of the Participant’s Enhanced Severance Pay period; or (iii) the expiration of the Participant’s COBRA eligibility period (the “COBRA Payment Period”). Participant shall be required to pay a portion of the COBRA coverage equal to the amount the Participant would have paid for such health benefits under the applicable program of an Employer if the Participant had remained employed for the COBRA Payment Period. This COBRA reimbursement payment is a fully taxable cash payment and issued directly to Participant on an after-tax basis.
(b)    Outplacement Counseling Services. Employer will provide each Participant with outplacement counseling services to be provided by a firm of the Employer’s choice. The nature of such services, its duration, and all other terms and conditions is determined by Employer.
(c)    Prorated Target Bonus. The provisions in this Section 3.3(c) apply exclusively to Participants who: (i) have target bonuses; (ii) are not GEB Participants; and (iii) are eligible for Enhanced Severance Pay as the result of a Severance Eligible Event occurring at any time during the Plan Year (a “Target Bonus Participant”). In the event a Target Bonus Participant has otherwise satisfied all conditions of the Plan, such Target Bonus Participant may receive a prorated amount of the Participant’s cash target bonus for the year in which the Termination Date occurs, subject to the Employer’s then existing practice of determining discretionary bonus payments. Such prorated target bonus amount shall be determined based on the number of full months that the Target Bonus Participant was employed from the commencement of the applicable performance period through the Termination Date. Any bonus payment will be less any required payroll deductions.
3.4    Benefits for Certain Acquired Employees.
Notwithstanding the provisions of Section 3, the Company may, in its discretion, provide different severance pay and benefits in the event the Company enters into an agreement or arrangement with a third party to provide special severance pay and benefits to certain employees acquired from the third party. All other terms of the Plan, including but not limited to eligibility, apply to such employees.

SECTION 4.     CONDITIONS OF RECEIVING ENHANCED SEVERANCE PAY AND BENEFITS
4.1    Severance Agreement and General Release.
As a condition to receiving Enhanced Severance Pay and Benefits, Participants must execute and submit, within the allotted time, a Severance Agreement and General Release (“Release”) in the form prescribed by the Administrator. If a Participant’s signed Release is not returned by the deadline, no Enhanced Severance Pay or Benefits are due or payable under the Plan. If a Participant revokes the Release within the revocation period, no Enhanced Severance Pay or Benefits are due or payable under the Plan.
A Participant who is retirement eligible under the Third Amended and Restated 2019 Stock Award and Incentive Plan, as may be further amended, will be required to sign a separate agreement in accordance with terms of that plan.
4.2    Non-Solicitation of Employees and Clients.
To the extent legally permissible, the Participant may be required to agree to the following restrictions (or substantially similar restrictions), which, if required, shall be included in the Release described in Section 4.1 above:
For a period of twelve (12) months after execution of this Agreement, employee will not, either directly or indirectly, either on their own account or on behalf of or with any other person, firm or business entity, do the following:
a.    solicit or induce other Company employees to leave the employ of Company;
b.    solicit or induce any clients that have existing or pending transactions or assignments with Company as of the date of this Agreement to discontinue or reduce their transactions or assignments with Company.
If a Participant fails to comply with such restrictions, Participant is not eligible for payment of any remaining unpaid Enhanced Severance Pay and Benefits and the Employer may pursue all legal remedies available to it, including recovery of Enhanced Severance Pay and Benefits already paid. The Employer has the sole discretion to determine whether an entity is a “client” of an Employer or a subsidiary.

4.3    Return of Property.
Participant must return all employer and/or client-issued property (including, but not limited to computers, keys, credit cards, documents, records, identification cards, and any other equipment) on or before the Participant’s Termination Date.
4.4    Repay All Loans or Other Amounts Due.
Participant must repay all loans and any amounts due to an Employer, as determined by the Employer in its sole discretion, including, without limitation, any outstanding corporate credit card balances or negative paid-time-off balances. Any outstanding amounts due as of the Termination Date will be deducted from the Enhanced Severance Pay otherwise due the Participant under the Plan.
4.5    Offset for Other Benefits or Amounts Due.
Except as provided in Appendix A, the amount of any Enhanced Severance Pay payable to a Participant under the Plan will be reduced on a dollar-for-dollar basis by any separation, termination or similar benefits that an Employer, Subsidiary or Affiliate pays or is required to pay to such Participant through insurance or otherwise under any plan, program, agreement or contract of the Employer, Subsidiary or Affiliate, or under any federal or state law.
4.6    Repayments and Forfeitures.
Notwithstanding any other provision of the Plan to the contrary, any Participant who accepts benefits under the Plan must reimburse the Employer for the full amount of any Base Pay and Enhanced Severance Pay and Benefits the Participant received under the Plan if the Participant subsequently discloses any of the Employer’s trade secrets, violates any written covenants between Participant and the Employer, or otherwise engages in conduct that may adversely affect the Employer’s reputation or business relations. In addition, any Participant described in the preceding sentence forfeits any right to Enhanced Severance Pay or Benefits under the Plan which have not yet been paid.

SECTION 5.    PAYMENT OF BENEFITS
5.1    Form of Payment.
Base Severance Pay under Section 3.1 will be paid in a single lump sum, subject to applicable withholdings, as soon as administratively practicable after the Termination Date, but in no event later than the later of: (a) December 31 of the calendar year in which the Termination Date occurs; or (b) the 15th day of the third month following the Termination Date.

Enhanced Severance Pay under Section 3.2 will be paid in a lump sum, subject to applicable withholdings, as soon as administratively practicable after the Termination Date, but in no event later than the later of: (a) December 31 of the calendar year in which the Termination Date occurs; or (b) the 15th day of the third month following the Termination Date. Subject to the requirements of Section 409A, an Employer may, in its sole discretion, elect to pay Enhanced Severance Pay in equal installments according to the Employer’s normal payroll schedule; provided, that all payments of Enhance Severance Pay to a Participant must be completed within 24 months following the Termination Date. If elected by an Employers, installment payments shall commence within sixty (60) days following the Participant’s Termination Date.
Any COBRA payments made to a Participant pursuant to Section 3.3(a) shall be paid, subject to applicable tax and withholding, within thirty (30) days of the Administrator’s receipt of proof that the Participant has paid the applicable COBRA premium and in no event later the first of occur of (i) than the end of the calendar year in which the Participant paid the applicable COBRA premium and (ii) the end of the COBRA Payment Period.
Any prorated target bonus payment made to a Target Bonus Participant pursuant to Section 3.3(b) shall be paid in a lump sum, subject to applicable withholdings as soon as administratively practicable after the Termination Date, but in no event later than the later of: (a) December 31 of the calendar year in which the Termination Date occurs; or (b) the 15th day of the third month following the Termination Date.
Notwithstanding the foregoing, in no event will the payments hereunder be made or commence prior to the expiration of the revocation period for the Release.
All payments made under the Plan are subject to reduction for withholding.
Severance payments made under this Plan are not considered eligible wages for any other Employer-provided benefits, including the 401(k) Plan.
5.2    Code Section 409A.
It is intended that all of the benefits payable under this Plan satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations 1.409A 1(b)(4) and 1.409A 1(b)(9), and that this Plan will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Plan (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A, all payments to be made on a separation from service will only be made upon a “separation from service” (as such term is defined in Section 409A). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), a Participant’s right, if any, to receive any installment payments under this Plan (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
Notwithstanding anything to the contrary herein, if the Administrator determines that a Participant is, upon the Participant’s separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, (i) the commencement of any benefit payments under the Plan shall be delayed until the earlier of (A) six (6) months and one (1) day after the Participant’s separation from service (or such longer period as is required under Section 409A) and (B) the date of the Participant’s death (such applicable date, the “Delayed Initial Payment Date”), and (ii) the Employer shall (A) pay the Participant a lump sum amount equal to the sum of any benefit payments that the Participant otherwise would have received through the Delayed Initial Payment Date if the commencement of such benefit payments had not been delayed pursuant to this paragraph and (B) commence paying the balance, if any, of such benefit payments in accordance with the applicable payment schedule.
Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to a Participant does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant in any other calendar year, (ii) the reimbursements for expenses for which Participant is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
In no event shall the Participant designate the year of payment hereunder. Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of the Participant’s execution of the Release, directly or indirectly, result in the Eligible Employee’s designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A, and if any such payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
5.3    Death Benefits.

In the event of a Participant’s death before Participant receives all benefits to which Participant otherwise would be entitled under the Plan, payment of such benefits will be made to Participant’s beneficiary at the same time and in the same as such payments were made to the Participant, subject to Section 5.2. Each Participant may designate, in a form prescribed by Employer, a beneficiary(ies) to whom benefits are to be paid if Participant dies. If a deceased Participant has failed to designate a beneficiary, or if the designated beneficiary predeceases the Participant, payment of the Participant’s benefits will be made to the Participant’s estate. If a designated beneficiary dies before complete payment of any benefits attributable to a participant, remaining benefits will be paid to the beneficiary’s estate.
5.4    Reemployment.
If a Participant is reemployed by an Employer, by any enterprise in which the Employer owns an interest or by any acquirer of all or a portion of an Employer (whether by stock or assets) before all Participant’s Enhanced Severance Pay and Benefits have been paid, the Employer will cease to pay any remaining Enhanced Severance Pay and Benefits to the Participant.
As a condition to reemployment by Company or any of its Affiliates or Subsidiaries within the time period equal to the period of the Enhanced Severance payment, a Participant must repay the difference between the actual break in service and the total Enhanced Severance Payment, if any. If a Participant is rehired and does not repay all the Enhanced Severance Pay, then for purposes of future severance calculations, the Participant’s rehire date will be used.

SECTION 6.    PLAN ADMINISTRATION
The Plan is administered by the Administrator. The Administrator may adopt rules and procedures necessary for the administration of the Plan and consistent with the terms of the Plan. The Administrator may also appoint individuals to act as the Company’s representatives as the Administrator considers necessary for the effective administration of the Plan. The Administrator is authorized, on behalf of the Plan, to engage accountants, legal counsel, and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. In administering the Plan, the Administrator has the sole discretionary authority to construe and interpret the provisions of the Plan and make factual determinations, including the authority to determine the eligibility of employees and entitlement to and the amount of benefits payable under the Plan.
In managing the Plan, the Employers will apply uniform rules to all Participants similarly situated. The Administrator may make such other awards of severance benefits to any employee or group of employees as the Administrator deems desirable, pursuant to conditions and procedures established in writing from time to time in accordance with the terms of the Plan and as are incorporated in the Plan.
Any notice or document required to be given or filed with the Company or the Administrator will be properly given or filed if sent via electronic mail to Separation.Assist@jll.com, delivered or mailed by registered mail postage prepaid, to the Company or the Administrator, attention Severance Pay Plan Administrator, at Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601.

SECTION 7.     CLAIMS PROCEDURES
7.1    Initial Claims.
All claims for benefits under this Plan by an Eligible Employee or Participant shall be made pursuant to the following procedures:
The claimant or the claimant’s authorized representative must submit a written claim for benefits to the Administrator within sixty (60) days after the Participant's termination of employment. No later than ninety (90) days after receiving a claim, the Administrator will either accept or deny the claim completely or partially and will notify the claimant in writing of acceptance or denial of the claim , unless special circumstances require an extension of time for up to an additional ninety (90) days and written notice of such extension is provided to the claimant before the end of the original ninety (90) day response period. Plan benefits are paid only if the Administrator decides in the Administrator’s sole discretion that the claimant is entitled to them.
If the claim is completely or partially denied, the Administrator will furnish a written notice to the claimant containing the specific reasons for the denial, specific references to the Plan provisions on which any denial is based, a description of any additional material or information that must be provided by the claimant in order to support the claim (and why it is necessary), an explanation of the Plan’s appeal procedures and a statement of the claimant’s right to bring a civil action in federal court under ERISA Section 502(a) to pursuant the claim for benefits. The claimant may receive reasonable access to, and copies of, all documents, records and other information relevant to the claim upon request and free of charge.
7.2    Appeal of Denial.
A claimant who believes they have submitted all available and relevant information may appeal the denial of the claimant’s claim by submitting a written request for review to the Administrator not later than sixty (60) days after the date that the claimant receives the notification of the claim denial. The claimant or the claimant’s authorized representative is entitled to examine additional information such as the Plan document and such request for review may present any issues the claimant deems relevant to the claim. The claimant or the claimant’s authorized representative may submit written comments, documents, records and other information related to the claim for benefits with the appeal. The review of the denied claim will take into account all comments, documents, records, and other information that the claimant submitted relating to the claimant's claim, without regard to whether such information was submitted or considered in the initial denial of the claimant's claim.
The Administrator will issue a written decision with respect to such an appeal within sixty (60) days after receiving the written request for review, unless special circumstances require an extension of time for further review of up to an additional sixty (60) days and written notice of such extension is provided to the claimant before the end of the original sixty (60) day response period . The Administrator’s written decision will set forth the specific reasons for the decision and make specific reference to Plan provisions upon which the decision on the appeal is based. If the claim is denied, the written decision will include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all Plan documents, records or other information relevant to the claim and a statement of the claimant’s right to bring a civil action in federal court under ERISA Section 502(a) to pursue the claim for benefits.
7.3 Exhaustion of Remedies; Statute of Limitations.
No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Administrator. If the Eligible Employee, Participant or other interested person challenges a decision of the Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Administrator during the claims procedure set forth above. Facts and evidence that become known to the terminated employee or other interested person after having exhausted the claims procedure must be brought to the attention of the Administrator for reconsideration of the claims determination. Issues not raised with the Administrator will be deemed waived. If the Eligible Employee, Participant or other duly authorized person has followed this entire claims procedure and at the end of the process the claim is denied by the Administrator, and if the Eligible Employee, Participant or other duly authorized person then wishes to file a legal action concerning the claim for benefits, the Eligible Employee, Participant or other duly authorized person must commence the legal action within one hundred eighty (180) days after the date of the Plan Administrator’s final decision on the claim (i.e., one hundred eighty (180) days after the date of the final denial under this claims procedure). Any claim or action that is commenced, filed or raised, whether a Judicial Claim or an Administrative

Claim, after expiration of such one hundred eighty (180) day-period shall be time-barred. Filing or commencing a claim before the claimant exhausts the claim procedures set forth above shall not toll the one hundred eighty (180) day-period.

SECTION 8.    AMENDMENT AND TERMINATION
The Company reserves the right to amend the Plan at any time and to alter, reduce or eliminate any benefit under the Plan (in whole or in part) at any time or to terminate the Plan at any time, as to any class or classes of covered employees (including former or retired employees), with or without notice. Any amendment or termination of the Plan by the Company will be made in accordance with the procedures set forth in Section 9.4. Notwithstanding the foregoing, the terms of Appendix A remain effective for each GEB Participant, and may not be amended or terminated to the economic detriment of any GEB Participant, until the date of such GEB Participant’s termination of employment from the Employer or until such time as the GEB Participant’s severance benefits have been superseded by some other severance plan, program or arrangement (including an employment agreement entered into after May 1, 2004) with the Employer. Participants will be notified of any material amendment or termination of the Plan within a reasonable time.
SECTION 9.    MISCELLANEOUS
9.1    Information to be Furnished by Participants.
Each Participant must furnish to his or her Employer such documents, evidence, data or other information as the Employer considers necessary or desirable for the purpose of administering the Plan. Benefits under the Plan for each Participant are provided on the condition that Participant furnish full, true and complete data, evidence or other information, and that Participant promptly sign any document related to the Plan, requested by the Employer. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.
9.2    Employment Rights.
The Plan does not constitute a contract of employment and participation in the Plan does not give an Eligible Employee or Participant the right to be rehired or retained by an Employer on a full-time, part-time or any other basis, nor does participation in the Plan give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Eligible Employees and Participants remain employees “at-will.” Nothing in the Plan guarantees that an Eligible Employee or Participant will receive such Eligible Employee’s or Participant’s target bonus during Participant’s employment with the Employer.
9.3    Gender and Number; Headings and Captions.
Throughout the Plan, words in the masculine gender includes the feminine and neuter genders, and plural words include singular words and vice versa.
The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
9.4    Action by Company and Employer.
Any action required of or permitted by the Company or an Employer under the Plan, including an amendment to the Plan or the termination of the Plan, will be taken by duly authorized action of the Compensation Committee, the Administrator or by a person or persons authorized by resolutions to take such action, as applicable. An amendment to the Plan that is approved subsequently may have retroactive effect.
9.5    Controlling Laws.
Except to the extent superseded by ERISA, the laws of the State of Illinois are controlling in all matters relating to the Plan without regard to conflicts of law principles. Subject to Section 7, any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Illinois, county of Cook.
9.6    Interests Not Transferable.
The rights of a Participant under the Plan are personal. No interest of a Participant under the Plan may be assigned, transferred, seized by legal process, or subjected to the claims of creditors in any way. A Participant's rights under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. Any attempt to assign, transfer or dispose of Participant's rights under the Plan, or to subject such rights to such process, such assignment, transfer or disposition will be null and void.
9.7    Mistake of Fact.
Any mistake of fact or misstatement of fact may be corrected when it becomes known and proper adjustment made by reason thereof.
9.8    Severability.
In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity does not affect the remaining parts of the Plan,

and the Plan will be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.
9.9    Withholding.
The Employers reserve the right to withhold from any amounts payable under this Plan all federal, state, city and local taxes as legally required and any applicable insurance or health coverage premiums, as well as any other amounts authorized or required by an Employer policy including, but not limited to, withholding for garnishments and judgments or other court orders.
9.10 Effect on Other Plans or Agreements.
Payments or benefits provided to a Participant under any Employer stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan. Any obligations or duties of a Participant pursuant to any non-competition or other agreement with an Employer are governed solely by the terms of such agreement and are not affected by the terms of this Plan.
9.11 Non-Duplication.
No person is entitled to benefits under this Plan who is entitled to severance or similar benefits under any other plan or arrangement of an Employer, unless otherwise expressly provided in this Plan.
9.12 No Vested Rights.
No person acquires any vested rights to any benefits described in the Plan, and the Company reserves the right to discontinue such benefits at any time, as further provided in Section 8.
9.13 Plan Benefits Unfunded.
All benefits payable under this Plan will be paid directly by an Employer out of their general assets. Employers are not required to segregate on their books or otherwise any amount to be used for the payment of benefits under this Plan.
9.14    Recoupment Policy.
    Participants and any severance benefits to which Participants shall be entitled to under the Plan shall be subject to any compensation, clawback and recoupment policies as required by the Dodd-Frank Act or otherwise that may be applicable to the Participant as an employee of the Company, as in effect from time to time and as approved by the Company’s Board of Directors, the Compensation Committee or a duly authorized committee thereof, whether or not such policies are approved before or after the Effective Date.

SECTION 10.    GENERAL INFORMATION
The Department of Labor requires that the following additional information be given to you:

Name of Plan:	Jones Lang LaSalle Incorporated Severance Pay Plan
Plan Sponsor:	Jones Lang LaSalle Incorporated 200 East Randolph Street Chicago, Illinois 60601
Employer Identification Number (EIN)	36- 4160760
Plan Number:	503
Plan Administrator:	Chief Human Resource Officer Jones Lang LaSalle Incorporated Severance Pay Plan Administrator 200 East Randolph Drive Chicago, Illinois 60601 (312) 782-5800
Type of Plan:	Welfare Benefit - Severance Pay Plan
Plan Year:	January 1 through December 31
Sources of Contributions:	The Plan is unfunded and all benefits are paid from the general assets of the Employer.
Agent for Service Of Legal Process:	Service of legal process may be made upon the trustees or the Plan Administrator.

SECTION 11.        ERISA RIGHTS STATEMENT
As a participant in the Plan, you are entitled to certain rights and protection under ERISA. ERISA provides that all Plan participants are entitled to:
Receive Information About Your Plan and Benefits
Examine, without charge, at the Administrator’s office, all documents governing the Plan, including collective bargaining agreements if applicable, and a copy of the latest annual report (Form 5500 Series) filed by the Benefits Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including collective bargaining agreements if applicable and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.
Prudent Actions of Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The persons who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your right under ERISA.
Enforce Your Rights
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan documents or the latest annual report from the Administrator and do not receive them within 30 days, you may file suit in a federal court. In such case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Administrator’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about the Plan, you should contact the Administrator. If you have any questions about this statement or about your right under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A:     Supplemental Benefit for the Global Executive Board Participants
This Appendix A applies to Global Executive Board Participants. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Plan.
Section 1     Supplemental Benefits for the Global Executive Board Participants.
The provisions in this Appendix A apply exclusively to members of the Company’s Global Executive Board (the “GEB”) or any successor global management committee to the GEB as may be designated by the Company. For avoidance of doubt, the provisions of the Plan apply according to its terms except as specifically otherwise provided in this Appendix A.
Section 2    Eligibility.
a.    GEB Participants. As of the Effective Date, the GEB consists of the Company’s Global Chief Executive Officer, Global Chief Financial Officer, the Global Chief Human Resources Officer, and the Chief Executive Officers of each of the Company’s four primary operating units: (1) Capital Markets Services, (2) Leasing Advisory, (3) Real Estate Management Services, and (4) Software and Technology Solutions (each a “GEB Participant” and collectively the “GEB Participants”), which may be amended by the Company in writing from time to time.
b.    GEB Severance Eligible Event. A GEB Participant becomes eligible for severance as set forth in this Appendix A due to involuntary termination for any reason other than those listed in Section 2.4 (Conditions of Ineligibility) of the Plan (other than 2.4(b), which shall not apply), as determined by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) in its sole discretion. For the purposes of Section 2.4(d), “reasonably comparable” means comparable in salary, responsibility, and location as determined in the sole discretion of the Compensation Committee.
Notwithstanding the foregoing, GEB Participants, unlike other Plan Participants, are eligible for benefits under the Plan in the following circumstances, as determined by the Compensation Committee in its sole discretion:
(i)    the Plan is terminated, whether or not the Company provided prior notice concerning the termination of the Plan;
(ii)    an employee’s employment is terminated in conjunction with the sale or transfer (whether of stock or assets) of all or any part of the business of an Employer;
(iii)    in the event the GEB Participant is entitled to severance benefits under any other plan, program or arrangement maintained by an Employer, the GEB Participant will receive the greater of benefits under this Plan or under such other plan, program or arrangement (including an employment agreement) with respect to which the GEB Participant may be entitled to receive severance (or “Garden Leave”) benefits, but is not be entitled to receive payments under both. Payment of severance under this Plan does not, however, preclude payment of any other benefits (such as, for example, with respect to health care) that may otherwise be provided under any separate plan, program or arrangement (including an employment agreement).
Section 3    GEB Enhanced Severance Pay.
If GEB Participant has satisfied all the conditions of the Plan including executing a Release pursuant to Section 4.1 (Severance Agreement and General Release) of the Plan, the GEB Participant is entitled to GEB Enhanced Severance Pay equal to the sum of:
(a)    (i) for the Global Chief Executive Officer, 1.5 years of Pay (78 times the Weekly Base Salary) and (ii) for all other GEB Participants, 1 year of Pay (52 times the GEB Participant’s Weekly Base Salary); plus
(b)    (i) for the Global Chief Executive Officer, an amount equal to 1.5 times the annual target award under the GEB Annual Incentive Plan (“AIP”) then in effect for the Global Chief Executive Officer as detailed below in Section 4, and (ii) for all other GEB Participants, an amount equal to 1 time the annual target award under the AIP then in effect for such GEB Participant. Such Enhanced Severance Pay is payable in a lump sum, subject to applicable withholdings, as soon as administratively practicable after the Termination Date, but in no event later than the later of: (a) December 31 of the calendar year in which the Termination Date occurs; or (b) the 15th day of the third month following the Termination Date.
Section 4    Prorata AIP Payments.
A GEB Participant’s target AIP payment will be determined as follows:
(a)    If a GEB Participant is terminated under this Plan between January 1 in a given year and the date thereafter on which the Employer pays bonuses in respect of the previous year (the “Bonus Payment Date”), then the GEB Participant remains eligible to receive payment equal to the GEB Participant’s prior year AIP payment on the Bonus Payment Date subject to the Employer’s then existing practice of determining discretionary bonus payments and applicable withholdings.
(b)    A GEB Participant may receive payment equal to a prorated share of the GEB Participant’s target AIP payment for the year of termination, subject to the Employer’s then existing practice of determining discretionary bonus payments. Such prorated target AIP payment shall be determined based on the number of full months that the GEB Participant was employed from the commencement of the applicable performance period through the Termination Date. Any prorated target AIP payment shall be paid in a lump sum, subject to applicable withholdings, as soon as administratively practicable after the Termination Date, but in no event later than the later of: (a) December 31 of the calendar year in which the Termination Date occurs; or (b) the 15th day of the third month following the Termination Date.
After termination under this Plan, a GEB Participant is not eligible to receive any AIP or other bonus payments except as specifically contemplated in this subsection as set forth above.

Appendix B: Modified Participant Benefits
This Appendix B applies to Modified Participants as defined in the Plan. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Plan.
Section 1    Modified Participant Benefits.
        The provisions in this Appendix B apply exclusively to Modified Participants. For avoidance of doubt, the provisions of the Plan apply according to its terms except as specifically otherwise provided in this Appendix B.
Section 2    Eligibility.
    a.     Modified Participants. A Modified Participant is a Regular Employee in the Global Career Framework Banding Levels of I4-I5, M4-M5 and L1-L4 whose involuntary termination is not the result of a Severance Eligible Event and subject to Section 2(b). An employee becomes a Modified Participant on the date such employee becomes eligible for Modified Participant Benefits pursuant to this Appendix B.
     b.     Modified Participant Eligible Events. A Modified Participant becomes eligible for Modified Participant Benefits in the following circumstances, as determined by the Administrator in the Administrator’s sole discretion:
(i)    a Modified Participant is involuntarily terminated, and the termination is not the result of a Severance Eligible Event; and
(ii)    the involuntary termination is not subject to a condition of ineligibility pursuant to Section 2.4 (Conditions of Ineligibility) of the Plan, excluding Section 2.4(b) (employment terminates involuntarily as a result of poor performance, as determined by the Administrator).

Section 3.     Modified Participant Benefit.
A Modified Participant who satisfies all the conditions of the Plan, including executing the Release described in Section 4.1 (Severance Agreement and General Release), is entitled to the following Modified Participant Benefit, in addition to the Base Severance Pay as described in Section 3.1 of the Plan:
(a)If terminated within six (6) months following the date of Performance Counseling, the Modified Participant is entitled to two (2) months of base salary, subject to applicable withholdings, and payable in a lump sum as soon as administratively practicable after the Termination Date, but in no event later than the later of: (a) December 31 of the calendar year in which the Termination Date occurs; or (b) the 15th day of the third month following the Termination Date.

(b)If terminated without Performance Counseling (including terminations that occur six (6) months or more after the date of Performance Counseling), the Modified Participant is entitled to the greater of (i) the amount the Modified Participant would receive if terminated after performance counseling or (ii) one-half (1/2) of the Enhanced Severance Pay as described in Section 3.2 of the Plan and pro-rated cash target bonus as described in Section 3.3(c) of the Plan to which the Modified Participant would have been eligible had the Modified Participant been an eligible participant under the Plan. The amounts payable to the Modified Participation under this Section 3(b) will be paid in a lump sum, subject to applicable withholdings, as soon as administratively practicable after the Termination Date, but in no event later than the later of: (a) December 31 of the calendar year in which the Termination Date occurs; or (b) the 15th day of the third month following the Termination Date.
(c)The Modified Participant is entitled to benefits continuation as described in Section 3.3(a) of the Plan and outplacement services as described in Section 3.3(b) of the Plan. The duration of the Modified Participant’s benefits continuation will be the earlier of: (i) the date that the Modified Participant becomes covered under another group plan or Medicare; (ii) the last day of the Modified Participant’s severance period pursuant to Section 3(a) or (b) of this Appendix B; or (iii) the expiration of the Modified Participant’s COBRA eligibility period.
For purposes of this Appendix B of the Plan, “Performance Counseling” means the written memorandum or memoranda explaining one or more performance deficiencies.